Exhibit 10.1

Execution version

Share Exchange Agreement

dated

November 4, 2025

By and Among

TIAN RUIXIANG Holdings Ltd

VitaCare Limited

and

Ren Talents Inc.

and

Ge ZHAO

Table of contents

Article 1 Representations and warranties of the Company and Seller		2

1.1	Organization	2
1.2	Capitalization	2
1.3	Subsidiaries	2
1.4	Financial statements	2
1.5	Absence of certain changes or events	3
1.6	Contracts	4
1.7	No conflict with other instruments	4
1.8	Compliance with laws and regulations	4
1.9	Approval of Agreement	4
1.10	Governmental approvals	4
1.11	Valid obligation	5
1.12	Information	5
1.13	Representations and warranties of Seller	5
1.14	Investment representations	7

Article 2 Representations and warranties of Purchaser and TRX		9

2.1	Organization	9
2.2	No financial statements	9
2.3	Options or warrants	9
2.4	Absence of certain changes or events	9
2.5	Litigation and proceedings	9
2.6	Contracts	10
2.7	No conflict with other instruments	10
2.8	Compliance with laws and regulations	10
2.9	Approval of Agreement	10
2.10	Material transactions or affiliations	10
2.11	Valid obligation	10
2.12	Information	10
2.13	Representations and warranties of TRX	11

i

Article 3 Exchange of shares and Earn-Out		11

3.1	Exchange of shares	11
3.2	Payment of purchase price; Share exchange	11
3.3	The Closing	12
3.4	Performance targets; Escrow share release; Make-Good for shortfall and Earn-Out Shares	12
3.5	Section 368 reorganization	15
3.6	Closing events	15
3.7	Termination	15
3.8	Legal counsel representation	15

Article 4 Covenants of the Company and Seller		16

4.1	Access and investigation	16
4.2	Delivery of books and records	16
4.3	Operation of the business of the Company	16
4.4	No transfers of interests	16
4.5	Required filings and approvals	17
4.6	Notification	17
4.7	Approval by the Company and Seller	17
4.8	Closing conditions	17
4.9	No solicitation or negotiation	17
4.10	No change to existing structure; Management and oversight of the Company	18
4.11	Non-competition	18
4.12	Further assurances	19

Article 5 Covenants of Purchaser and TRX		19

5.1	Access and investigation	19
5.2	Required filings and approvals	19
5.3	Notification	19
5.4	Approval by Purchaser	20
5.5	Closing conditions	20
5.6	Special provisions	20
5.7	Registration rights	20

Article 6 Conditions precedent to obligations of Purchaser and TRX		21

6.1	Accuracy of representations	21
6.2	Performance by the Company and Seller	21
6.3	Consents	21
6.4	Officer’s certificate of the Company	21
6.5	Certificates of Seller	21
6.6	Legal opinion	21
6.7	Certified Company Charter	21
6.8	Share certificates and transfer instruments	22
6.9	Employment Agreements	22
6.10	No governmental prohibition	22
6.11	CEO’s certificate of the Company	22
6.12	Good standing certificates	22
6.13	Additional documents	22

Article 7 Conditions precedent to the obligations of the Company and Seller		23

7.1	Accuracy of representations	23
7.2	Performance by Purchaser	23
7.3	Consents	23
7.4	Good standing certificate	23
7.5	Share certificates	23
7.6	Additional documents	23

Article 8 Indemnification		24

8.1	Indemnification by the Company and Seller	24
8.2	Indemnification by Seller	24
8.3	Indemnification by Purchaser	24
8.4	Indemnification procedures	25
8.5	Limitation on liability	25
8.6	Survival	25

Article 9 Miscellaneous		25

9.1	Brokers	25
9.2	Governing law; Jurisdiction; Venue; Waiver of jury trial	25
9.3	Notices	26
9.4	Attorney’s fees	26
9.5	Confidentiality	26

9.6	Recitals	27
9.7	Third party beneficiaries	27
9.8	Expenses	27
9.9	Survival; Termination	27
9.10	Counterparts	27
9.11	Amendment or waiver	27
9.12	Best efforts	27
9.13	Remedies	28
9.14	Construction	28
9.15	Entire Agreement	28

Schedule 1	1
Schedule 2	1
Exhibit 1	1
Exhibit 2	1
Annexure 1	1

Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”) is entered into as of this 4th day of November, 2025 by and among VitaCare Limited, a company organized under the laws of British Virgin Islands (the “Purchaser”), a wholly owned subsidiary of TIAN RUIXIANG Holdings Ltd, a company organized under the laws of the Cayman Islands (the “TRX”), Ren Talents Inc., a company organized under the laws of the state of New York, United States (unless the context otherwise suggests, together with its consolidated subsidiaries, the “Company”), and Ge Zhao, a citizen of the United States (the “Seller”), upon the following premises:

Recitals

A.	Whereas, Seller owns one hundred percent (100%) of the issued and outstanding shares in the Company (“Company Shares”).

B.	Whereas, the parties hereto desire and intend to effect a transaction (the “Exchange”) pursuant to which Purchaser will acquire all of the issued and outstanding Company Shares (“Target Shares”) from Seller in exchange for certain newly issued Class A Ordinary Shares (“TRX Class A Shares”, which are listed on the Nasdaq Stock Market under the ticker symbol “TIRX”) of TRX (such TRX Class A Shares so exchanged, collectively, the “TRX Exchange Shares”, and the transaction contemplated in this Agreement and all agreements and other documents executed by the Company in connection herewith (collectively, the “Transaction Documents”), the “Transaction”, which shall include the Exchange).

C.	Whereas, on or prior to the closing of the Transaction, Purchaser, the Company and Seller will enter into an escrow agreement with a qualified escrow agent (the “Escrow Agreement”) concerning the deposit of TRX Exchange Shares, which shall become effective as of the Closing Date (as defined below).

D.	Whereas, Seller and the boards of directors (or equivalent) of Purchaser, TRX and the Company have each (i) determined that the Transaction, taken as a whole and subject to the terms and conditions herein, is advisable and in the best interests of their respective companies and shareholders, and (ii) approved this Agreement and the Transaction upon the terms and subject to the conditions set forth herein; and

E.	Whereas, upon the consummation of the Exchange, the parties hereto desire that the Company be a wholly-owned subsidiary of Purchaser.

Agreement

Now therefore, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, and intending to be legally bound hereby, Purchaser, the Company, Seller and TRX hereby agree as follows:

Article 1

Representations and warranties of the Company and Seller

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Purchaser and TRX, except as set forth in Part A of those schedules prepared by the Company which are attached and made a part hereto (the “Selling Party Disclosure Schedules”) in Schedule 2, the Company and Seller, jointly and severally (with respect to the representations and warranties of the Company) hereby represent and warrant to Purchaser as follows as of the date hereof and as of the Closing Date:

1.1          Organization

The Company is a company duly organized, validly existing, and in good standing under the laws of the state of New York, United States and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transaction contemplated hereby will not, directly or indirectly, violate any provision of the Charter Documents of the Company. The Company has taken all actions required by law, from its Charter Documents, or otherwise to authorize the execution and delivery of this Agreement and the other Transaction Documents. The Company has full power, authority, and legal rights and has taken all action required by law, the Memorandum and Articles of Association of the Company (the “Company Charter”), and otherwise to consummate the Transaction herein contemplated. As used in this Agreement, “Charter Documents” of an entity means, collectively, the constitutional documents that establish and govern such entity, including its certificate of incorporation or its equivalent, bylaws, shareholder agreement, and any amendments or restatements.

1.2          Capitalization

Section 1.2 of the Selling Party Disclosure Schedules sets forth all of the authorized capitalization of the Company and all of the issued and outstanding securities of the Company. All of the Company Shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. All of the Company Shares are free and clear of any liens, encumbrances, security interests, pledges, restrictions, claims, or any other limitations of any kind. All holders of warrants, options, pledge rights, and/or other rights or instruments, including debt instruments, that entitled such holders to purchase or acquire any equity securities of the Company have fully exercised their rights, and any unexercised rights shall be deemed void. Except as pursuant to this Agreement, there are no (i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Company Shares, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Company Shares or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Company Shares, (ii) outstanding debt securities, or (iii) agreements or arrangements under which the Company is obligated to register the sale of any of its securities.

1.3           Subsidiaries

Set forth in Section 1.3 of the Selling Party Disclosure Schedules are subsidiaries of the Company and the capitalization of each such subsidiary. For purposes of this Agreement, a “subsidiary” means any entity whose financial statements are included in and consolidated with the Company’s financial statements in accordance with applicable accounting principle. Beyond these entities, the Company does not have any other subsidiaries and does not own, beneficially or of record, any shares in any other company.

1.4           Financial statements

(a)	The Company has provided to Purchaser (i) the audited consolidated balance sheets of the Company as of September 30, 2025, and the related audited consolidated statements of income, shareholder’s equity, and cash flows from inception to September 30, 2025, respectively, together with the notes to such statements (the “Company Financial Statements”).

(b)	All such Company Financial Statements have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied throughout the periods involved. The Company’s balance sheets are true and accurate and present fairly in all material respects as of their respective dates the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no other liabilities or obligations (direct or indirect, matured or unmatured, absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all of the Company’s assets are reflected therein, which are properly reported and present fairly the value of the assets of the Company in accordance with GAAP. The Company’s statements of income, shareholder’s equity and cash flows reflect fairly the information required to be set forth therein by GAAP.

(c)	The Company has no liabilities with respect to the payment of any federal, state, county, local or other domestic or foreign taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable (if any).

1.5          Absence of certain changes or events

Since September 30, 2025:

(a)	There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Company;

(b)	The Company has not (i) amended the Company Charter beyond that which has been provided for in connection with this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transactions other than transactions in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)	The Company has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or cancelled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

(d)	There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

(e)	Except as set forth in the Company’s financial statements, the Company does not have any liabilities, debts, or obligations of any nature (whether absolute, accrued, contingent, or otherwise), that would be required to be reflected in a balance sheet prepared in accordance with GAAP, and that could reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company further represents that it has not entered into any agreement or commitment to incur any such liability that is not reflected in the financial statements provided to Purchaser.

1.6           Contracts

All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties and assets are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. There are no contracts, agreements, franchises, license agreements, or other commitments to which the Company is a party or by which any of its properties or assets may be bound, subject or affected, which prohibits, prevents, restricts or impairs in any material respect any business practice of the Company as its business as is currently conducted, any acquisition of material property by the Company, or restricts in any material respect the ability of the Company from engaging in business as currently conducted by it or from competing with any other person.

1.7           No conflict with other instruments

The execution of this Agreement and the consummation of the Transaction contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

1.8           Compliance with laws and regulations

The Company has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability for the Company. There is no pending legal, administrative, regulatory, arbitration or other formal action, claim, suit, or investigation (a “Proceeding”) that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction contemplated in this Agreement. To the Company’s best knowledge, no such Proceeding has been threatened.

1.9           Approval of Agreement

The shareholder and director of the Company have unanimously authorized the execution and delivery of this Agreement by the Company and have approved this Agreement and the Transaction contemplated hereby. No other corporate proceedings, other than as set forth elsewhere in the Agreement or any Transaction Document, on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the Transaction contemplated hereby.

1.10         Governmental approvals

No consent, approval or permission of, registration or filing with any governmental authority (collectively, “Consent”) or any other person on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the Transaction contemplated hereby or thereby other than such filings or approvals as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any person which is not a governmental authority, where failure to obtain such Consent would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means any event, occurrence, condition, change, development, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition, operations, or results of operations of the Company, taken as a whole, or (b) the ability of the Company or Seller to perform their respective obligations under this Agreement or to consummate the Transaction contemplated hereby; provided, however, that none of the following shall be deemed, in and of themselves, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) changes in general economic, financial, credit, political, or securities market conditions, (ii) changes or conditions generally affecting the industries in which the Company operates, (iii) acts of war, terrorism, natural disasters, pandemics, or other force majeure events, (iv) changes in applicable law or accounting principles, or (v) any failure by the Company to meet internal projections, forecasts, or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred), (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of Purchaser; except, in the case of clauses (i) through (iv), to the extent such changes have a disproportionate adverse effect on the Company relative to other similarly situated businesses in the same industry.

1.11        Valid obligation

The Transaction Documents constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

1.12        Information

The information and materials provided by the Company concerning the Company or in connection with the Transaction contemplated by this Agreement and in Part A of the Selling Party Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to, and to obtain the reliance of Purchaser and TRX, except as set forth in those schedules prepared by Seller in Part B of the Selling Party Disclosure Schedules, Seller hereby represents and warrants to Purchaser and TRX as of the date hereof and as of the Closing Date:

1.13        Representations and warranties of Seller

Seller, to her best knowledge, represents and warrants to Purchaser, as of the date hereof and as of the Closing Date as follows:

(a)	Organization; Authority. Seller has the full legal capacity, power, and authority to execute and deliver this Agreement, to consummate the Transaction contemplated by this Agreement and the other Transaction Documents, and otherwise to carry out her obligations hereunder and thereunder. This Agreement and the other Transaction Documents, to which Seller is a party, have been duly executed by Seller, and is the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms.

(b)	No conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Transaction contemplated hereby and thereby do not and will not, directly or indirectly contravene, conflict with or result in a violation of or default (or be an event that with notice or lapse of time or both would become a conflict, violation or default) under any contract or agreement to which Seller is a party or by which the properties or assets of Seller are bound, or any law, rule, regulation, order, decree, ruling or pronouncement to which Seller is subject or by which any property or asset of Seller is bound or affected.

(c)	Ownership. Seller owns, of record and/or beneficially, and has good, valid and indefeasible title to and the right to transfer to Purchaser pursuant to this Agreement, the Company Shares free and clear of any and all liens, encumbrances, charges, restrictions and all claims from third parties. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Seller is a party or by which Seller or the Company Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Company Shares. At the Closing Date, Purchaser will acquire good, valid and marketable title to the Company Shares free and clear of any and all liens.

(d)	Litigation. There is no pending Proceeding against Seller that involves the Company Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transaction contemplated by this Agreement and, to the best knowledge of Seller, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(e)	No general solicitation. Seller is not acquiring the securities of Purchaser hereunder as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television, radio the internet or presented at any seminar or any other general advertisement.

(f)	Investment intent. Seller: (i) is acquiring the securities of Purchaser hereunder as a principal for Seller’s own account and not with a view to or for distributing or reselling them in violation of any applicable law, rule or regulation, (ii) has no present intention of distributing any of such securities in violation of any applicable law, rule or regulation and (iii) has no direct or indirect arrangement or understandings with any other persons to distribute or regarding their distribution of such securities.

(g)	Governmental approvals. No Consent or any other person on Seller is required to be obtained or made in connection with the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the Transaction contemplated hereby or thereby other than such filings or approvals as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any person which is not a governmental authority, where failure to obtain such Consent would not have a Material Adverse Effect on Seller.

(h)	Valid obligation. The Transaction Documents constitute the valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

(i)	Information. The information and materials provided by Seller concerning Seller or in connection with the Transaction contemplated by this Agreement and in Part B of the Selling Party Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

1.14        Investment representations

Seller hereby, to her best knowledge, represents and warrants to Purchaser as follows:

(a)	Acknowledgement. Seller understands and agrees that the TRX Exchange Shares to be issued pursuant to this Agreement have not been registered under the United States Securities Act of 1933, as amended, (the “Securities Act”) or the securities laws of any state, and are being issued in reliance on exemptions from the registration requirements of United States federal and state securities laws.

(b)	Status. By the execution of this Agreement, Seller and the Company represent and warrant to Purchaser that Seller is either (i) an Accredited Investor as defined in Regulation D or sophisticated to have sufficient knowledge and experience in financial and business matters to make Seller capable of evaluating the merits and risks of the prospective investment; or (ii) a “non-US person” as defined in Regulation S. Such “non-US person” Seller is not required to be registered as a broker-dealer under Section 15 of the United States Securities Exchange Act of 1934, as amended, and Seller is not a broker-dealer, nor an affiliate of a broker-dealer.

(c)	Stock legends

(i)	Securities Act legend. The TRX Exchange Shares issued to Seller, whether in certificated form or recorded in book-entry format, will be subject to the following legend restrictions:

(A)	If Seller is a Non-US Person under Regulation S:

THESE SECURITIES (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES WERE ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO REGULATION S PROMULGATED UNDER IT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT IS NOT REQUIRED. FURTHER, HEDGING TRANSACTIONS WITH REGARD TO THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(B)	If Seller is an Accredited Investor under Regulation D:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(ii)	Other legends. The TRX Exchange Shares, whether issued in certificated form or recorded in book-entry format, shall also be subject to any other legend required under applicable law, including, without limitation, any state corporate and state securities law of the United States, or contract. For uncertificated shares, such legends shall be reflected in the records maintained by the Company’s transfer agent.

(iii)	Opinion. Seller will not transfer any or all of the TRX Exchange Shares absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of Seller’s TRX Exchange Shares, as the case may be, without first providing Purchaser with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Purchaser) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities laws of the United States.

(iv)	Consent. Seller understands and agrees that Purchaser may refuse to transfer the TRX Exchange Shares, unless the holder of such TRX Exchange Shares complies with this Section 1.14(c). Seller consents to Purchaser making a notation on its records or giving instructions to any transfer agent of Purchaser’s capital stock in order to implement the restrictions on transfer of the TRX Exchange Shares.

(d)	Seller will be required to bear the financial risks of an investment in the TRX Exchange Shares for an indefinite period of time as of the issuance of the TRX Exchange Shares.

Article 2

Representations and warranties of Purchaser and TRX

As an inducement to, and to obtain the reliance of the Company and Seller, Purchaser and TRX hereby jointly and severally represent and warrant to the Company and Seller as follows, that except as set forth in its filings (collectively, the “TRX SEC Filings”) made with the United States Securities Exchange Commission (the “SEC”), as of the date hereof and as of the Closing Date as follows:

2.1          Organization

Purchaser is an exempted company incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transaction contemplated hereby will not, violate any provision of the currently effective Amended and Restated Memorandum and Articles of Association, as amended (the “Purchaser Charter”). Purchaser has taken all action required by law, Purchaser Charter or otherwise to authorize the execution and delivery of this Agreement, and Purchaser has full power, authority, and legal right and has taken all action required by law, Purchaser Charter or otherwise to consummate the Transaction herein contemplated.

2.2          No financial statements

Purchaser has not had any operations since its incorporation and no financial statements have been prepared.

2.3          Options or warrants

There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Purchaser.

2.4          Absence of certain changes or events

Since April 30, 2025, except as disclosed in the TRX SEC Filings:

(a)	There has not been any business or operations of Purchaser and Purchaser owns no assets or properties;

(b)	Purchaser has not (i) amended Purchaser Charter beyond that which has been provided for in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the Transaction contemplated herein; or (v) made any adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(c)	Purchaser has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

2.5          Litigation and proceedings

There are no material actions, suits, proceedings or investigations pending or threatened by or against Purchaser or affecting Purchaser or its properties, at law or in equity, before any court or other governmental authority or instrumentality, domestic or foreign, or before any arbitrator of any kind. Purchaser has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental authority or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

2.6          Contracts

Other than this Agreement or other agreements required by the Transaction contemplated in this Agreement, there are no contracts, agreement, franchise, license agreement or other commitments to which Purchaser is a party of by which any of its properties or assets is bound, subject or affected, which prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business as is currently conducted.

2.7          No conflict with other instruments

The execution of this Agreement and the consummation of the Transaction contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Purchaser is a party or to which any of its assets, properties or operations are subject.

2.8          Compliance with laws and regulations

Purchaser has materially complied with all applicable statutes and regulations of any applicable governmental entity or agency thereof.

2.9          Approval of Agreement

The board of directors of Purchaser has unanimously authorized the execution and delivery of this Agreement by Purchaser and has approved this Agreement and the Transaction contemplated hereby.

2.10       Material transactions or affiliations

There exists no contract, agreement or arrangement between Purchaser and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Purchaser to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of Purchaser and which is to be performed in whole or in part after the date hereof or was entered into prior to the date hereof since inception. Neither any officer, director, nor ten percent (10%) stockholder of Purchaser has, or has had since inception of Purchaser, any known interest, direct or indirect, in any such transaction with Purchaser which was material to the business of Purchaser. Purchaser has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

2.11       Valid obligation

This Agreement and all agreements and other documents executed by Purchaser in connection herewith constitute the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.12       Information

The information concerning Purchaser set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

2.13       Representations and warranties of TRX

(a)	Organization. TRX is an exempted company incorporated, validly existing, and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transaction contemplated hereby will not, violate any provision of the currently effective Memorandum and Articles of Association, as amended (the “TRX Charter”). TRX has taken all action required by law, the TRX Charter, SEC or otherwise to authorize the execution and delivery of this Agreement, and TRX has full power, authority, and legal right and has taken all action required by law, Purchaser Charter, SEC or otherwise to consummate the Transaction herein contemplated.

(b)	No conflict with other instruments. The execution of this Agreement and the consummation of the Transaction contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which TRX is a party or to which any of its assets, properties or operations are subject.

(c)	Approval of Agreement. The board of directors of TRX has unanimously authorized the execution and delivery of this Agreement by TRX and has approved this Agreement and the Transaction contemplated hereby.

(d)	Valid obligation. This Agreement and all agreements and other documents executed by TRX in connection herewith constitute the valid and binding obligation of TRX, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Article 3

Exchange of shares and Earn-Out

3.1          Exchange of shares

On the Closing Date, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Target Shares, which represent one hundred percent (100%) of the Company Shares, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description.

3.2          Payment of purchase price; Share exchange

(a)       Issuance and deposit of TRX Exchange Shares. Subject to and upon the terms and conditions of this Agreement, at the Closing (as defined below), (A)  Seller shall transfer Target Shares to Purchaser; and in exchange, and in full payment for the Target Shares so transferred to Purchaser, (B) TRX shall issue the number of TRX Exchange Shares to be registered in the name of Seller or Seller’s designee, which shall be immediately deposited in escrow in accordance with Section 3.2(b). At the Closing, the Company shall, and shall cause the escrow agent under the Escrow Agreement to, deliver to Seller all such documents, share certificate and/or shareholder statement reasonably satisfactory to Seller evidencing such deposit of the TRX Exchange Shares. The number of the TRX Exchange Shares issued hereunder shall be determined as follows:

Total TRX Exchange Shares = USD 7,000,000 / Per Share Price

Where:

“Per Share Price” refers to the volume-weighted average closing price of the TRX Class A Shares over three (3) months preceding the Closing Date.

(b)	Escrow. Upon issuance, all TRX Exchange Shares issued to Seller pursuant to Section 3.2a) shall be immediately deposited in escrow for the benefit of Seller, to be released to Seller in accordance with the Escrow Agreement (the “Release”).

3.3          The Closing

The closing of the Exchange (the “Closing”) will occur remotely by delivery of facsimile/email and/or pdf signatures and documents, with the electronic exchange of Transaction Documents, on such date which shall be no later than two (2) business days after all of the conditions set forth in Article 6 and Article 7 have been satisfied or waived (except for such closing conditions which by their nature are to be satisfied at the Closing, but nonetheless subject to the satisfaction or waiver thereof at the Closing), or on such other date as the Company, Seller and Purchaser may unanimously agree (the “Closing Date”). Except for the issuance of stock certificates as necessary provided hereunder, all closing deliverables and transaction documentation may be finalized and executed electronically.

3.4          Performance targets; Escrow share release; Make-Good for shortfall and Earn-Out Shares

(a)	Escrow share release: All of the TRX Exchange Shares issued at the Closing shall be placed in escrow and released only pursuant to the terms of this Agreement and the Escrow Agreement. As used herein, capitalized terms used but not otherwise defined shall have the meanings ascribed to such terms as follows:

“Performance Evaluation Period” refers to the period between the date following the Closing Date and the last day of the Performance Period Two.

“Performance Period” refers to either Period One or Period Two, as applicable.

“Performance Target” means each of Period One Net Income attributable to the parent company and Period Two Net Income attributable to the parent company of not less than USD 1,000,000. For the avoidance of doubt, the Performance Target shall be deemed to have been achieved if the average of Period One Net Income attributable to the parent company and Period Two Net Income attributable to the parent company is not less than USD 1,000,000.

“Period One” refers to the twelve (12) consecutive calendar months beginning on (and including) the first calendar day immediately following the Closing Date and ending on (and including) the last calendar day of such twelfth (12th) month.

“Period One Net income” refers to the Company’s actual Net income as reflected in its consolidated financial statements, which are prepared in accordance with GAAP and reviewed by an auditor jointly appointed by TRX and the Company, for Period One.

“Period Two” refers to the twelve (12) consecutive calendar months immediately following the expiration of Period One, beginning on (and including) the first calendar day after the last day of Period One and ending on (and including) the last calendar day of such twelfth (12th) month..

“Period Two Net income” refers to the Company’s actual Net income as reflected in its consolidated financial statements, which are prepared in accordance with GAAP and reviewed by an auditor jointly appointed by TRX and the Company, for Period Two.

“Excess Net income” refers to, in respect of the Performance Evaluation Period, the amount (if any) by which the aggregate Net Income attributable to the parent company exceeds USD 2,000,000, calculated after giving effect to the deemed satisfaction of the Performance Target pursuant to the averaging mechanism set out in the definition of “Performance Target”.

“Net income” has the meaning as set forth in Section 3.4(c).

Upon completion of the Performance Evaluation Period, if the Performance Target has been achieved, all of the TRX Exchange Shares (“Performance Release Shares”) shall be released from escrow to Seller in a single lump sum. Notwithstanding anything to the contrary provided in this Agreement, any TRX Exchange Shares that are not released pursuant to this Section 3.4 by the conclusion of Performance Evaluation Period shall be automatically forfeited and returned to TRX, with no further rights, claims, or entitlements by Seller.

(b)	Earn-Out Shares: If the Performance Certificate shows that Excess Net income exists, additional TRX Class A Shares shall be issued to person(s) and/or their respective designees as set forth in Exhibit 2 attached hereto (each an “Earn-Out Party” and collectively, the “Earn-Out Parties”), calculated as the product of (A) the Excess Net income multiplied by 7, divided by (B) the Per Share Price (the “Earn-Out Shares”). TRX shall issue the Earn-out Shares to the Earn-Out Parties within thirty (30) days following the release of TRX Exchange Shares in accordance with Section 3.4(a). The percentage allocation among the Earn-Out Parties of the Earn-Out Shares issuable by TRX to each Earn-Out Party is set forth in Exhibit 2 attached hereto, which may be amended by the unanimous approval of the Company and all Earn-Out Parties. All such Earn-Out Shares shall (i) be of the same class and carry the same rights as the initial issuance, (ii) be subject to the same lock-up, observation and release provisions, and (iii) be issued without any further action or consideration required from Seller.

(c)	Make-Good for shortfall: In the event that the Company does not achieve the Performance Target, the members of the management team identified on Exhibit 1 (each, a “Make-Good Obligor” and collectively, the “Make-Good Obligors”) shall be required to compensate for the shortfall against the Performance Target in cash payable to TRX within fifteen (15) days upon the issuance of the Performance Certificate (as defined below) pursuant to Section 3.4(c). The Make-Good Obligors shall be jointly and severally liable to TRX for such shortfall payable to TRX hereunder.

(d)	Performance Certificate. For purposes of this Section 3.4, “Net Income” and “Net Loss” refer to line items as reflected in the Company’s audited and consolidated financial statements of the relevant Performance Period prepared in accordance with GAAP, or unaudited consolidated financial statements prepared in accordance with GAAP and reviewed by an auditor jointly appointed by TRX and the Company, as applicable. For purposes of clarification, it is understood by the parties hereto that the auditor referred to in the foregoing shall be TRX’s then auditor that is engaged to perform audit and issues auditor report(s) on TRX and its subsidiaries for purposes of TRX’s filings with the SEC as required by the applicable federal securities law of the United States and exchange rules. If the Release of TRX Exchange Shares from escrow is required pursuant to this Section 3.4, it shall occur no later than fifteen (15) business days after the issuance of the performance certificate by TRX (“Performance Certificate”) that sets forth Net Income and/or Net Loss, as applicable, for the Performance Evaluation Period and the TRX Exchange Shares to be released from escrow, and the Earn-Out Shares to be issued, if any, in accordance with this Section 3.4. The Performance Certificate shall be issued within five (5) business days of the completion of the preparation of the audited or auditor-reviewed, financial statements for the Performance Evaluation Period.

(e)	Dispute resolution regarding financial statements and Performance Certificate.

(i)	If any party disputes the results reflected in the Company’s audited or auditor-reviewed financial statements, as applicable, or the Performance Certificate issued pursuant to this Section 3.4 (a “Financial Dispute”), such dispute must be raised within ten (10) business days of the issuance of the Performance Certificate, and before the corresponding release of any TRX Exchange Shares from escrow based on such Performance Certificate. Failure to raise a dispute within this timeframe shall constitute a waiver of any right to contest the financial results for that Performance Period, and the TRX Exchange Shares shall be released in accordance with the undisputed Performance Certificate.

(ii)	Initiation of dispute process. To initiate a Financial Dispute, the disputing party must: (1) Provide written notice to the non-disputing party within ten (10) business days of the issuance of the Performance Certificate, specifying the disputed financial items in reasonable detail. (2) Propose an independent auditor candidate within fifteen (15) business days of issuing the dispute notice. The independent auditor must be a reputable auditing firm with relevant expertise and shall not have provided audit or advisory services to either party in the past three (3) years. The non-disputing party shall approve the proposed independent auditor within five (5) business days of receiving the proposal. Approval shall not be unreasonably withheld, and if the non-disputing party fails to respond within this period, the proposed independent auditor shall be deemed approved. The independent auditor shall complete its review and issue its findings within twenty (20) business days of appointment. Subject to the compliance with the relevant accounting and auditing principles, the independent auditor shall consider only those items and amounts that are relevant to resolving the disputes, and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(iii)	Final determination & adjustment. The independent auditor shall review the disputed financial items and propose any necessary revisions. The final determination shall be calculated as the midpoint between: (1) the figures set forth in the original Performance Certificate, and (2) the revised figures proposed by the independent auditor. Absent fraud, willful misconduct, intentional misrepresentation, gross negligence, the parties shall be bound by the final revised calculation, which shall be conclusive and not subject to further challenge or appeal. Any TRX Exchange Shares to be released from escrow, or any Make-Good payments due shall be adjusted accordingly based on the final revised calculation.

(iv)	Costs and expenses allocation. The costs and expenses of the independent auditor’s review shall be allocated as follows: (1) If the independent auditor’s revised calculation results in an adjustment of five percent (5%) or more in favor of the disputing party, the non-disputing party shall bear the full cost. (2) If the adjustment is less than five percent (5%), the parties shall share the cost equally.

(v)	Suspension of Escrow release until resolution. No release of TRX Exchange Shares of the applicable Performance Period from escrow shall occur until the dispute resolution process is completed, and the final revised calculation has been determined in accordance with this Section 3.4(d). The timeline for the release of TRX Exchange Shares shall be adjusted accordingly to accommodate the dispute resolution process. Once resolved, TRX shall release the escrowed TRX Exchange Shares within five (5) business days of the final revised calculation.

(f)	Company fiscal year end. The Company shall and Seller shall cause the Company, to maintain or adjust, as applicable, its fiscal year-end so that it ends on October 31, consistent with that of TRX.

3.5          Section 368 reorganization

For US federal income tax purposes, the Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that: (i) no party is making any representation or warranty regarding the qualification of the Exchange as a reorganization under Section 368(a)(1)(B) of the Code or regarding the tax consequences of the Exchange for Seller; (ii) each party has had the opportunity to obtain independent legal and tax advice with respect to the Exchange and its tax consequences; (iii) each party is responsible for its own tax obligations arising from the Exchange, including without limitation any adverse tax consequences resulting from the Exchange not qualifying as a reorganization under Section 368(a)(1)(B) of the Code.

3.6          Closing events

On the Closing Date, Purchaser, the Company, and Seller shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to fully effectuate or evidence the Transaction contemplated hereby.

3.7          Termination

This Agreement may only be terminated prior to the Closing Date by (a) the mutual written agreement of the parties hereto; (b) Purchaser and/or TRX in the event that the Company and/or Seller fail to meet all non-waived conditions set forth in Article 7 herein in all material respects after six (6) months following the date of this Agreement, or (c) the Company and/or Seller only in the event that Purchaser fails to meet all non-waived conditions set forth in Article 6 herein in all material respects after six (6) months following the date of this Agreement. If this Agreement is terminated pursuant to this Section 3.7, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

3.8          Legal counsel representation

Baker & McKenzie LLP serves exclusively as legal counsel for TRX in connection with the Transaction contemplated by this Agreement. Baker & McKenzie LLP does not represent, and shall not be deemed to represent, Seller or the Company in any capacity. No Seller or the Company is entitled to rely on any advice, communications, or work product of Baker & McKenzie LLP in relation to this Agreement or the Transaction contemplated hereby. Seller and the Company are encouraged to retain their own independent legal counsel to advise them with respect to this Agreement and all related matters.

Article 4

Covenants of the Company and Seller

4.1          Access and investigation

Between the date of this Agreement and the Closing Date, the Company shall, Seller shall cause the Company to, (a) afford Purchaser, TRX and their respective agents, advisors and attorneys during normal business hours, and upon reasonable notice, full and free access to the Company’s senior personnel, properties, contracts, books and records, and other documents and data, (b) furnish Purchaser, TRX and their respective agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as such party may reasonably request and (c) furnish Purchaser, TRX and their respective agents, advisors and attorneys with such additional financial, operating, and other data and information as such party may reasonably request, provided that none of such access and investigation shall interfere with or affect the Company’s normal conduct of business.

4.2          Delivery of books and records

On or prior to the Closing Date, the Company shall provide Purchaser and TRX access to the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of the Company now in the possession of the Company or its representatives.

4.3          Operation of the business of the Company

(a)	Between the date of this Agreement and the Closing Date, the Company will:

(i)	conduct its business only in the ordinary course of business consistent with past practice;

(ii)	use its best efforts to preserve intact its current business organization and business relationships and those of the Company’s subsidiaries, including, without limitation, their respective relationships with suppliers, customers, landlords, creditors, officers, employees and agents;

(iii)	not create any new, or capitalize or conduct any business through, any subsidiary;

(iv)	not issue any equity securities (or any interest therein); and

(v)	not perform any act that would require the consent of Seller.

(b)	Notwithstanding the foregoing, between the date of this Agreement and the Closing Date, the Company will not directly or indirectly, without the prior written consent of Purchaser, engage in any transaction with, or enter into any agreement with any officer, director or stockholder of the Company, or any affiliate thereof.

4.4          No transfers of interests

Between the date of this Agreement and the Closing Date, (A)  Seller shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of its Company Shares (or any interest therein) or grant any person the option or right to acquire any Company Shares (or any interest therein), and (B) without the prior written consent of Purchaser, Seller shall not cause or agree for the Company to, and the Company shall not, engage in any contact or negotiation, whether public or private, with any third party regarding any equity or debt financing of the Company. Any breach of this provision by Seller or the Company shall constitute a material breach of this Agreement, and such breaching party and the Company shall bear liability for such material breach in accordance with this Agreement.

4.5          Required filings and approvals

As promptly as possible after the date of this Agreement, the Company and Seller will make all filings and obtain all approvals required to be made by the Company and/or Seller in order to consummate the Transaction contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Company and Seller will (i) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required to make in connection with the Transaction contemplated by this Agreement and (ii) cooperate with Purchaser in obtaining any consents or approvals required to be obtained by Purchaser in connection herewith.

4.6          Notification

Between the date of this Agreement and the Closing Date, the Company and Seller will promptly notify Purchaser in writing if the Company or Seller become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company or Seller, as the case may be, as of the date of this Agreement and as of the Closing Date, or if the Company or Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company or Seller as the case may be, will promptly deliver to Purchaser a supplement to the Schedules to this Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of Purchaser set forth herein. During the same period, the Company and Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of the Company or Seller in this Article 4 herein or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

4.7          Approval by the Company and Seller

This Agreement and the Transaction contemplated hereby shall have been approved by the director and the shareholder of the Company and by Seller prior to the date hereof.

4.8          Closing conditions

Between the date of this Agreement and the Closing Date each of the Company and Seller shall use its best efforts to cause the conditions in Article 7 to be satisfied as promptly as possible.

4.9          No solicitation or negotiation

During the period between the date of this Agreement and the Closing Date, neither the Company nor Seller shall (and Seller and the Company shall cause its officers, directors not to) (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any person (A) relating to any acquisition or purchase of all or any portion of the shares or assets of the Company or Seller, (B) to enter into any merger, consolidation or other business combination with the Company or Seller or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or Seller or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other persons any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek to do any of the forgoing. The Company and Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and such proposals or offer, or any inquiry or other contact with any person with respect thereto.

4.10       No change to existing structure; Management and oversight of the Company

Following the consummation of the Transaction,

(a)	Prior to the expiration of the Performance Evaluation Period, without TRX’s prior written consent, the operation and management of the Company shall continue to be led by the core management of the Company (the “Core Member”), i.e., Ge Zhao. The Core Member shall enter into an Employment Agreement (as defined below) with the Company to Purchaser’s satisfaction; provided, however, that Purchaser shall have the right to appoint necessary personnel, including but not limited to directors, financial officers, and auditors, to oversee and supervise the lawful operations of the Company, provided that such personnel shall not interfere with the reasonable daily operations of the Company. In the event that the Core Member voluntarily terminates his employment with the Company or ceases to serve the Company in the foregoing capacity for any reason without Purchaser’s prior written consent, whether or not such Core Member’s employment with the Company is terminated, any TRX Class A Shares issued to such Core Member that remain in escrow shall be deemed to have been forfeited by such Core Member without any further action by any party. Conversely, if TRX unilaterally terminates the Core Member’s employment without Cause (as defined in such Core Member’s Employment Agreement) prior to the expiration of the Performance Evaluation Period, then all unvested TRX Exchange Shares issued to such Core Member that remain in escrow shall be released within five (5) business days upon termination. For the avoidance of doubt, any TRX Class A Share issued to the Core Member who is also an Earn-Out Party pursuant to Section 3.4(b) shall not be held in escrow, only the TRX Exchange Shares that are issued at Closing to such Core Member shall be held in escrow and be released in accordance with this Section 4.10(a) and Section 3.4(a).

(b)	Upon the expiration of the Performance Evaluation Period, the parties may mutually agree to continue their cooperation or, alternatively, may agree to spin off the Company for independent operations or a public listing. If, during the Performance Periods, the Company successfully fulfils all Performance Targets or achieves them ahead of schedule, then upon the expiration of the Performance Periods, Purchaser agrees to take necessary actions permitted by applicable rules and regulations to spin off the Company for an independent public listing and shall make its best reasonable effort to ensure that Ge Zhao retains her management authority over the Company.

(c)	The Company and Seller shall fully cooperate with Purchaser in maintaining the legal and compliance requirements in all jurisdictions where the Company operates as well as the compliance requirements applicable to Purchaser, including securities laws and exchange regulations of the United States. The Company shall assist with legal and audit-related tasks and shall refrain from actions that could harm Purchaser’s brand and reputation.

4.11       Non-competition

The Company and Seller hereby covenant to and shall cause the Company’s director, officer and management to refrain from engaging in the following activities during the one (1)-year period following the Closing Date: (a) engage in any competitive activities in the current line of business of the Company, in particular in any operation of and any acquisition of or offer to acquire direct or indirect shareholdings in competitors, other than acquiring less than five percent (5%) direct or indirect equity interest of a publicly listed company which is a competitor to the Company; (b) establish any company or business which directly competes with the current line of business of the Company; (c) solicit or entice away or act as intermediary for soliciting or enticing away of any individual who is an employee of the Company on the date of this Agreement for any competitive activity; and (d) acquire or entice or act as intermediary for acquiring any customer or supplier of the Company.

4.12       Further assurances

The Company and Seller shall take all necessary actions and provide reasonable assistance to TRX in connection with any regulatory filings, notifications, and compliance obligations arising from the Transaction contemplated under this Agreement, including but not limited to: (a) filings required by the China Securities Regulatory Commission (the “CSRC”), including compliance with the Administrative Measures for the Overseas Issuance and Listing of Securities by Domestic Enterprises; (b) disclosures, reports, or applications required under federal and state securities laws of the United States, including filings with SEC and Nasdaq; and (c) any other regulatory or stock exchange requirements applicable to TRX as a result of the Transaction contemplated under this Agreement. In furtherance of the foregoing, the Company and Seller agree to: (a) execute and deliver any additional documents, instruments, or certifications reasonably requested by TRX to facilitate compliance with regulatory requirements; (b) provide, within three (3) business days of TRX’s request, all necessary documentation, certifications, or confirmations required to complete any regulatory filings, including but not limited to CSRC filings within three (3) business days after the completion of an offshore securities issuance or listing; and (c) make their respective representatives available for consultation with TRX’s legal counsel and regulatory authorities as necessary.

Article 5
Covenants of Purchaser and TRX

5.1          Access and investigation

Between the date of this Agreement and the Closing Date, Purchaser and TRX will (a) afford the Company, Seller and each of their respective agents, advisors and attorneys during normal business hours and upon reasonable notice, full and free access to Purchaser and TRX’s senior personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Company, Seller and each of their respective agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as the Company may reasonably request and (c) furnish the Company, Seller and each of their respective agents, advisors and attorneys with such additional financial, operating, and other data and information as the Company or Seller may reasonably request.

5.2          Required filings and approvals

As promptly as practicable after the date of this Agreement, Purchaser and TRX will make all filings required to be made by them in order to consummate the Transaction contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Purchaser and TRX will cooperate with the Company with respect to all filings that the Company elects to make or is required to make in connection with the Transaction contemplated by this Agreement, and cooperate with the Company in obtaining any consents or approvals required to be obtained by the Company in connection herewith.

5.3          Notification

Between the date of this Agreement and the Closing Date, Purchaser and TRX will promptly notify the Company and Seller in writing if Purchaser and/or TRX become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Purchaser and/or TRX, as of the date of this Agreement, or if Purchaser and/or TRX become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, Purchaser and/or TRX will promptly deliver to the Company and Seller a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Company and Seller set forth herein. During the same period, Purchaser and/or TRX will promptly notify the Company and Seller of the occurrence of any breach of any covenant of Purchaser and/or TRX in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

5.4         Approval by Purchaser

This Agreement and the Transaction contemplated hereby shall have been approved by the boards of directors of Purchaser and TRX prior to the date hereof.

5.5          Closing conditions

Between the date of this Agreement and the Closing Date, Purchaser and TRX will use their best efforts to cause the conditions in Article 7 to be satisfied as promptly as possible.

5.6          Special provisions

Following the Closing and before the expiration of the Performance Evaluation Period, Purchaser and TRX agree to comply with the special provisions as set forth in Schedule 1.

5.7         Registration rights

TRX agrees to register the TRX Exchange Shares subject pursuant to the terms and conditions as set forth in Annexure 1 attached thereto.

LIST OF EARN-OUT PARTIES

Ge Zhao

Article 6

Conditions precedent to obligations of Purchaser and TRX

The obligations of Purchaser and TRX under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived by Purchaser and TRX, in whole or in part):

6.1          Accuracy of representations

The representations and warranties made by the Company and Seller in this Agreement were true in all material aspects when made and shall be true in all material aspects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

6.2          Performance by the Company and Seller

All of the covenants and obligations that the Company and Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

6.3          Consents

All consents, waivers, approvals, authorizations or orders pursuant to all contracts, licenses, laws, rules or regulations, permits, trademarks and other intangibles required to be obtained, and all filings required to be made, by the Company and Seller for the authorization, execution and delivery of this Agreement and the consummation by them of the Transaction contemplated by this Agreement or for the continued operation of the Company as presently operated after the Closing Date to the extent required by law, shall have been obtained and made by the Company and Seller, as the case may be.

6.4          Officer’s certificate of the Company

The Company shall have delivered to Purchaser a certificate dated as of the Closing Date and signed by a duly authorized officer of the Company to the effect that (a) each of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been fully satisfied, (b) no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the Transaction contemplated by this Agreement, by or against the Company, which might result in any material adverse change in any of the assets, properties, business, or operations of the Company, and (c) no Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

6.5          Certificates of Seller

Seller shall have delivered to Purchaser a certificate dated as of the Closing Date executed by Seller, certifying the satisfaction of the conditions specified in Sections 6.1, 6.2 and 6.3 herein above.

6.6          Legal opinion

Purchaser shall have received from the Company a copy of duly executed legal opinion addressed to Purchaser and TRX and dated as of the Closing Date from the Company’s New York legal counsel.

6.7          Certified Company Charter

A certified copy of the Company’s register of members (or such other equivalent document evidencing share ownership as applicable under New York law), showing Purchaser as the sole shareholder of the Company as of the Closing Date, certified by the Chief Executive Officer of the Company, shall be delivered to Purchaser at Closing, together with evidence that such register has been duly updated and maintained in accordance with applicable New York law.

6.8          Share certificates and transfer instruments

Purchaser shall have received from Seller share certificates representing the Target Shares, together with executed instruments of transfer dated as of the Closing Date in respect of the Target Shares in favor of Purchaser and in form reasonably acceptable for transfer on the books of the Company.

6.9          Employment Agreements

Purchaser shall have received employment agreements, in each case effective as of the Closing Date, in form and substance reasonably satisfactory to Purchaser (the “Employment Agreements”), between each of the core management member and the Company.

6.10       No governmental prohibition

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the Transaction contemplated hereby.

6.11       CEO’s certificate of the Company

On the Closing Date, the Company shall deliver to Purchaser a certificate, executed by the Chief Executive Officer (or equivalent thereof) of the Company certifying attached copies of (i) the Charter Documents of the Company and each subsidiary of the Company, (ii) the resolutions of the Company’s director approving this Agreement, the other Transaction Documents and the Transaction contemplated hereby and thereby, (iii) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party.

6.12       Good standing certificates

On the Closing Date, the Company shall deliver to Purchaser a certificate of good standing from the Registrar of Companies, dated as of a date within ten (10) business days of the Closing Date, certifying that the Company is in good standing as a company in New York.

6.13       Additional documents

The Company and Seller shall have delivered to Purchaser such other documents as Purchaser may have reasonably requested for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company and Seller in this Agreement, (ii) evidencing the performance of, or compliance by the Company and Seller with, any covenant or obligation required to be performed or complied with hereunder by the Company or Seller, as the case may be, (iii) evidencing the satisfaction of any condition referenced herein (including, without limitation such opinions of the New York counsel to the Company), or (iv) otherwise facilitating the consummation or performance of any of the Transaction contemplated by this Agreement.

Article 7

Conditions precedent to the obligations of the Company and Seller

The obligations of the Company and Seller under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived by the Company and Seller, in whole or in part):

7.1         Accuracy of representations

The representations and warranties made by Purchaser and TRX in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

7.2          Performance by Purchaser

(a)	All of the covenants and obligations that Purchaser and TRX are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)	Each document required to be delivered by Purchaser and TRX pursuant to this Agreement at or prior to Closing must have been delivered.

7.3          Consents

All material consents, waivers, approvals, authorizations or orders pursuant to all contracts, licenses, laws, rules or regulations, permits, trademarks and other intangibles required to be obtained, and all filings required to be made prior to the Closing, by Purchaser and TRX for the authorization, execution and delivery of this Agreement and the consummation of the Transaction contemplated by this Agreement to the extent required by law, shall have been obtained and made by Purchaser.

7.4          Good standing certificate

On the Closing Date, Purchaser shall deliver to the Company and Seller a certificate of good standing from the Registrar of Companies, dated as of a date within ten (10) business days of the Closing Date, certifying that Purchaser is in good standing as a company in the British Virgin Islands.

7.5          Share certificates

Seller shall have received from Purchaser and/or TRX share certificates or book entries recording ownership of such share reflecting the ownership of its shares of the TRX Exchange Shares by Seller (or their designees).

7.6         Additional documents

Purchaser and TRX shall have delivered such other documents as the Company and/or the stockholders may have reasonably requested prior to the date hereof for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Purchaser in this Agreement, (ii) evidencing the performance of, or compliance by Purchaser with, any covenant or obligation required to be performed or complied with hereunder by Purchaser, (iii) evidencing the satisfaction of any condition referenced herein or (iv) otherwise facilitating the consummation or performance of any of the Transaction contemplated by this Agreement.

Article 8

Indemnification

8.1          Indemnification by the Company and Seller

The Company and Seller hereby shall jointly and severally indemnify, defend, and hold harmless TRX, Purchaser, their respective affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the “TRX Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, demands, judgments, fines, penalties, costs, and expenses (including reasonable attorneys’ fees and costs) (collectively, the “Losses”) arising out of or relating to:

(a)	any inaccuracy appearing in or misrepresentations made by the Company and/or Seller under Article 1 of this Agreement;

(b)	any breach of any representation, warranty, covenant, or agreement of the Company or Seller contained in this Agreement or any document delivered pursuant hereto;

(c)	Any violation of applicable laws, regulations, or compliance obligations by the Company or Seller, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d)	any fraud, gross negligence, willful misconduct, or intentional misrepresentation by the Company or Seller;

(e)	any liabilities, debts, or obligations of the Company and its subsidiaries (together with the Company, each, a “Company Entity” and collectively, the “Company Entities”) or Seller occur prior to the Closing Date, or occur after the Closing Date yet as a result of, or based upon or arising from any activities prior to the Closing Date that are not expressly assumed by TRX or Purchaser under this Agreement.

8.2          Indemnification by Seller

Seller hereby shall indemnify, defend, and hold harmless the TRX Indemnified Parties from and against any and all Losses arising out of or relating to:

(a)	any inaccuracy appearing in or misrepresentations made by any Seller under Article 1 of this Agreement;

(b)	any breach of any covenant or agreement of such Seller contained in this Agreement or any document delivered pursuant hereto;

(c)	any violation of applicable laws, regulations, or compliance obligations by such Seller that results in the Material Adverse Effect to the Company, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d)	any fraud, gross negligence, willful misconduct, or intentional misrepresentation by such Seller; and

(e)	any liabilities, debts, or obligations of such Seller occur prior to the Closing Date, or occur after the Closing Date yet as a result of, or based upon or arising from any activities prior to the Closing Date that are not expressly assumed by TRX or Purchaser under this Agreement.

8.3          Indemnification by Purchaser

Purchaser shall indemnify, defend, and hold harmless the Company, Seller, their respective affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the “Selling Party Indemnified Parties”, collectively with TRX Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”) from and against any and all Losses arising out of or relating to:

(a)	any inaccuracy appearing in or misrepresentations made by any of Purchaser and TRX under Article 2 of this Agreement;

(b)	any breach of any covenant or agreement of any of Purchaser and TRX contained in this Agreement or any document delivered pursuant hereto;

(c)	any violation of applicable laws, regulations, or compliance obligations by any of Purchaser and TRX that results in the Material Adverse Effect to the Company or Seller, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d)	any fraud, gross negligence, willful misconduct, or intentional misrepresentation by any of Purchaser and TRX.

8.4          Indemnification procedures

(a)	If an Indemnified Party becomes aware of a claim or event that may result in a Loss for which it is entitled to indemnification under this Section, it shall provide prompt written notice to the indemnifying parties (the “Indemnifying Parties”), specifying in reasonable detail the nature of the claim and the amount involved (if known).

(b)	The Indemnifying Parties shall have thirty (30) days from receipt of such notice to assume the defense of the claim at their own expense. If the Indemnifying Parties fail to do so, the Indemnified Party shall have the right to defend itself and recover all costs and expenses incurred.

(c)	No settlement of any claim that results in liability of the Indemnified Party shall be made without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

8.5          Limitation on liability

For any claims made by a TRX Indemnified Party against Seller, under no circumstance shall the indemnification obligations of Seller, collectively and in the aggregate, exceed the amount equals the proceeds from the disposal of the TRX Exchange Shares Seller receives under this Agreement (the “Seller Indemnity Cap”), provided that Seller Indemnity Cap shall not apply to any claims for indemnification in the event of Seller’s intentional misrepresentation or fraud.

8.6          Survival

The indemnification obligations set forth in this Section shall survive the Closing and remain in full force and effect for a period until no less than the first fiscal year-end following the Closing Date, except for claims related to fraud, willful misconduct, or intentional misrepresentation, which shall survive indefinitely.

Article 9

Miscellaneous

9.1          Brokers

The parties hereto hereby agree that there are finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.

9.2          Governing law; Jurisdiction; Venue; Waiver of jury trial

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of State law, with the laws of the State of New York. Venue for all matters shall be in the City of New York, New York, without giving effect to principles of conflicts of law thereunder. Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in New York City, New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction. EACH PARTY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

9.3          Notices

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to TRX and to Purchaser, to:	TIAN RUIXIANG Holdings Ltd

Room 918, Jingding Building, Xicheng District Beijing, 100000 The People’s Republic of China

	Attention:	Mr. Baohai Xu, CEO

	Email:	xubaohai2021@126.com

With copies to:	Baker McKenzie FenXun

Suite 3501, China World Office 2, No. 1 Jianguomenwai Avenue Beijing 100004, China

	Attention:	Ronnie Li, Esq.

	Email:	Ronnie.Li@bakermckenziefenxun.com

If to the Company and Seller, to:	Ren Talents Inc.

1605 John Street, Suite 118, Fort Lee, NJ, USA 07605

	Attention:	Nicole Zhao

	Email:	nicole@therengrp.com

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) on receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

9.4          Attorney’s fees

In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

9.5         Confidentiality

Each party hereto agrees with the other that, unless and until the Transaction contemplated by this Agreement has been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transaction contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

9.6          Recitals

The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

9.7         Third party beneficiaries

This Agreement is strictly between Purchaser, Seller and the Company, and, except as specifically provided herein, no director, officer, stockholder (other than Seller), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

9.8          Expenses

Subject to Section 9.4 above, all taxes, fees, or duties arising from the performance of the Exchange shall be borne by each party in accordance with applicable laws and regulations. Each party agrees to fulfill its respective obligations to ensure compliance with the relevant tax requirements.

9.9          Survival; Termination

The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the Transaction herein contemplated for a period until no less than the first fiscal year-end following the Closing Date.

9.10       Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In the event that any counterpart signature is delivered by facsimile or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

9.11       Amendment or waiver

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

9.12       Best efforts

Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transaction contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the Transaction contemplated herein.

9.13       Remedies

Each party hereto acknowledges that the rights of each party to consummate the Transaction contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the parties hereto will be entitled to specific performance of their respective obligations hereunder. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.14       Construction

The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of Agreements or any amendments hereto or the Transaction contemplated hereby.

9.15       Entire Agreement

This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

Execution

In witness whereof, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Ren Talents Inc.

By:	/s/ Ge Zhao
Name:	Ge Zhao
Title:	Director

In witness whereof, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

TIAN RUIXIANG Holdings Ltd

By:	/s/ Baohai Xu
Name:	Baohai Xu
Title:	Chairman, Chief Executive Officer, and Director

VitaCare Limited

By:	/s/ Hua Pang
Name:	Hua PANG (逄华)
Title:	Director

In witness whereof, Seller has executed this Share Exchange Agreement as of the date first-above written.

Seller: Ge Zhao

By:	/s/ Ge Zhao

Schedule 1

Special Provisions

1.	Management Structure.

Following the Closing and prior to the expiration of the Performance Evaluation Period, Purchaser agrees that Ge Zhao shall continue to serve as the Chief Executive Officer of the Company Entities, overseeing their business operations and management. Subject to the applicable law and the constitutional documents of each Company Entity, Ge Zhao, in her capacity as the Chief Executive Officer of the applicable Company Entity, shall have the authority to:

(a)	Formulate and implement the annual financial budget, business plan, investment plan, strategic plan, compensation plan, and employee equity incentive plan for such Company Entity; and

(b)	Appoint and remove employees of each Company Entity and determine their compensation;

2.	Financial Statements.

(a)	The Company Entities shall maintain adequate records in a manner that will allow the revenue of the Company Entities to be calculated on a stand-alone basis separate from the operations of Purchaser, TRX and their other affiliates;

(b)	Purchaser shall not, and shall not permit any Company Entities to, engage in any practice that is intended to postpone to periods after Performance Evaluation Period, revenues generated by any Company Entities that should otherwise be recognized during the applicable Performance Period, except as permitted in accordance with GAAP.

3.	Non-solicitation.

From the date of this Agreement to the end of the Performance Evaluation Period, Purchaser shall not, and shall cause their respective affiliates (other than the Company Entities) not to, directly or indirectly, whether for their own account or for the account of any other person, solicit, offer employment to or hire any current employee of any Company Entity or any former employee of any Company Entity whose employment terminated within six (6) months before such solicitation, offer or hiring, provided that the foregoing shall not be deemed to prohibit Purchaser or its affiliates from the offering of employment or hiring of employees engaged through or responding to general media advertising or general employment solicitation that is not targeted towards such employees.

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Schedule 2

SELLING PARTY DISCLOSURE SCHEDULES

Part A – Company Disclosures (Ren Talents Inc.)

Except as set forth below, the Company represents and warrants that each statement contained in Article 1 of the Share Exchange Agreement is true and correct.

Schedule 1.1 – Organization and Standing

Ren Talents Inc. (“the Company”) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of New York, U.S.A.
EIN: 87-3683605
Date of Incorporation: May 12, 2021
Registered Office: 923 Oceanfront, Long Beach, NY 11561

Schedule 1.2 – Capitalization

Authorized Capital: 200 Common Shares.
Issued and Outstanding: 200 Common Shares.
Sole Shareholder: Ge Zhao (Passport No. 566566017).
All issued shares are fully paid and non-assessable.
The Company has no options, warrants, convertible securities, or other rights to acquire equity interests.
No voting trusts or shareholder agreements exist other than the Share Exchange Agreement.

Schedule 1.3 – Subsidiaries and Affiliates

The Company has no subsidiaries or ownership interests in any other entity.

Schedule 1.4 – Financial Statements

1. Audited financial statements for FY 2024 (Jan 1 – Dec 31, 2024) and FY 2023, prepared in accordance with U.S. GAAP.
2. Unaudited financial review for Jan 1 – Sept 30, 2025.
3. No material undisclosed liabilities other than in the ordinary course.
4. Accounting records are accurate and complete through Sept 30, 2025.

Schedule 1.5 – Events Since September 30, 2025

No material adverse changes since Sept 30, 2025. No dividends or new debt incurred.

Schedule 1.8 – Litigation

No pending or threatened litigation, arbitration, or governmental investigation involving the Company or its officers.

Schedule 1.10 – Compliance and Permits

The Company is in good standing under New York law. All required filings and licenses are current. No outstanding violations or compliance actions.

Part B – Seller Disclosures (Ge Zhao)

Except as set forth in Part A above, the Seller has no additional disclosures to make pursuant to Article 1 of the Share Exchange Agreement.

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Exhibit 1

List of Make-Good Obligors

1.	Ge Zhao, for 100% of the shortfall.

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Exhibit 2

List of Earn-Out Parties

Ge Zhao

1

Annexure 1

Registration Rights Provisions

Registration Rights

THE PROVISIONS SET FORTH IN THIS EXHIBIT 2

LIST OF EARN-OUT PARTIES

Ge Zhao

1

Annexure 1 are made part of the Agreement.

1.	Definitions

(a)	“Registrable Securities” shall mean the TRX Exchange Shares issued to Seller pursuant to the Agreement and released from escrow in accordance with the Escrow Agreement and Earn-out Shares issued to Earn-out Parties pursuant to the Agreement, excluding any such securities that have been sold pursuant to an effective registration statement under the Securities Act; have been sold under Rule 144 under the Securities Act; are eligible for resale under Rule 144 without volume or manner-of-sale restrictions and without the requirement for TRX to be current in its SEC filings; or have been otherwise transferred and no longer require registration under the Securities Act.

(b)	“Holder” shall mean Seller who hold Registrable Securities.

(c)	“Permitted Transferee” shall mean any person or entity to whom the Holder transfers Registrable Securities in compliance with the Securities Act and applicable state securities laws, provided that such transferee:

(i)	is an affiliate, member, partner, shareholder, or beneficiary of the Holder, including any entity controlled by, controlling, or under common control with the Holder;

(ii)	is a family member of the Holder if the Holder is an individual, including a spouse, child, parent, sibling, or trust established for the benefit of such family members;

(iii)	acquires the Registrable Securities in a private transaction that does not involve a public resale and agrees in writing to be bound by the terms of this Exhibit, including the restrictions on transfer and resale;

(iv)	is an institutional investor, investment fund, or private equity firm that customarily invests in securities of similar nature and agrees to the terms of this Exhibit 2

LIST OF EARN-OUT PARTIES

Ge Zhao

2

(v)	Annexure 1; or

(vi)	does not acquire the Registrable Securities in a transaction that would require TRX to file a new registration statement under the Securities Act solely as a result of the transfer.

(d)	Any transferee that does not meet the definition of a Permitted Transferee shall not be entitled to the registration rights granted under this Exhibit unless otherwise agreed to in writing by TRX.

2.	Demand Registration Rights

(a)	Right to Demand Registration. Holder may request in writing that TRX file a registration statement covering the resale of Registrable Securities (a “Demand Registration”) when new TRX Exchange Shares are released from escrow.

(b)	TRX shall file the registration statement covering the Registrable Securities within forty-five (45) days, which shall be extended to ninety (90) days in the event that TRX is required to include additional financial statements in the registrant statement, following the request of the Holder and shall use commercially reasonable effort to procure it to become effective as soon as practicable.

(c)	The right to Demand Registration shall expire six (6) months after the final release of TRX Exchange Shares pursuant to the Agreement and the Escrow Agreement.

3.	Piggyback Registration Rights

(a)	If TRX proposes to file a registration statement (other than on Form S-8 or F-4) for its own account or for the account of another security holder, it shall notify the Holder at least ten (10) business days before filing.

(b)	Upon request, TRX shall include the Registrable Securities (only if released from escrow) in such registration, subject to the underwriter cut-back provisions set forth in Section 3(c).

(c)	If a piggyback registration involves an underwritten offering, and the managing underwriter advises TRX in writing that, in its good faith opinion, the total number of securities requested to be included in such offering exceeds the number that can be sold in such offering without materially and adversely affecting the offering price, the securities to be included shall be allocated in the following order of priority:

(i)	First, the securities TRX proposes to sell for its own account;

(ii)	Second, the Registrable Securities requested to be included by the Holder; and

(iii)	Third, any securities requested to be included by other holders with registration rights, allocated as required by such registration rights agreements or, if no such provisions exist, on a pro rata basis.

(d)	If the Holder does not receive full inclusion of its Registrable Securities due to the underwriter cut-back, TRX shall use commercially reasonable efforts to include the excluded shares in a subsequent registration statement as soon as reasonably practicable.

4.	Suspension of Registration

(a)	TRX may suspend the use of the registration statement for up to sixty (60) days in any twelve (12)-month period if it determines in good faith that disclosure of material non-public information would be required or that the offering would interfere with a material corporate transaction.

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(b)	TRX must promptly notify the Holder of any such suspension and extend the registration period accordingly.

5.	Transferability of Rights

The registration rights shall be transferable to any Permitted Transferee, provided that the transferee agrees in writing to be bound by the terms of this Exhibit 2

LIST OF EARN-OUT PARTIES

Ge Zhao

4

Annexure 1.

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